Exhibit 10.1

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Execution Version
Confidential

ROYALTY AND MILESTONE PAYMENTS PURCHASE AGREEMENT
This Royalty and Milestone Payments Purchase Agreement (this “Agreement”) is entered into as of April 29, 2019 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation (“Novan”), and Reedy Creek Investments LLC, a North Carolina limited liability company (“Reedy Creek”). Novan and Reedy Creek are also referred to individually as a “Party” and together as the “Parties”.

BACKGROUND
WHEREAS, Novan is in the business of developing and commercializing pharmaceutical products for, among other things, the treatment of dermatological conditions and other indications in humans and wishes to obtain funding in respect of such development and commercialization efforts;

WHEREAS, Novan wishes to sell, assign, convey and transfer to Reedy Creek the Assigned Rights (as defined below) in consideration for the payment by Reedy Creek of the Purchase Price (as defined below); and

WHEREAS, Reedy Creek wishes to purchase from Novan the Assigned Rights, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS
The following capitalized terms shall have the meanings set forth below when used in this Agreement.

“Affiliate” means with respect to each Party, any Person that directly or indirectly is controlled by, controls or is under common control with a Party. For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that, if local laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local laws, be owned by foreign interests, but only if such lower percentage provides such Person with the power to direct the management and policies of such entity.

“Akron License Agreement” means that certain License Agreement between Novan and The University of Akron Research Foundation with an effective date of May 23, 2012, as may be amended from time to time.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, that relate to a Party’s activities under this Agreement, including any rules, regulations, guidelines or other requirements of any applicable Regulatory Authority.

“Assigned Rights” means the SB204 Rights, SB206 Rights and SB414 Rights.

“Assigned Rights Period” means, with respect to each Product, the longer of: (a) the period beginning with the Effective Date and ending on the [***] of the Effective Date and (b) the period beginning with the Effective Date and ending on the [***] of the First Commercial Sale of such Product.

“Calendar Quarter” means each three (3)-month period commencing on January 1, April 1, July 1 or October 1.

“Calendar Year” means each twelve (12)-month period commencing on January 1 and ending on December 31.

“Change of Control” means, with respect to a Party, the occurrence of any of the following: (a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) that is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting stock (or other equity interest) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of voting stock (or other equity interest) of such Party; (b) the sale or transfer of all or substantially all of the assets of such Party; or (c) any merger, consolidation, share exchange, business combination or similar transaction in which such Party is not the surviving entity or in which the holders of the outstanding shares of stock of such Party immediately prior to such transaction hold, immediately after such transaction, less than fifty percent (50%) of the total voting power of the outstanding securities entitled to vote generally in the election of directors of the surviving or resulting entity in such transaction.

“Clinical Trial Success” means (i) the achievement, no later than March 31, 2020, of statistically significant rates of complete clearance of lesions for molluscum contagiosum in humans at week 12 in each of the two Phase III Clinical Trials or any other primary endpoint required or accepted by the FDA for the SB206 Product, or (ii) equivalent achievement (as agreed upon by the Parties).

“Commercialize” or “Commercialization” means, with respect to a Product, marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation of such Product following receipt Regulatory Approval. Commercialization shall include commercial activities conducted in preparation for First Commercial Sale.

“Commercially Reasonable Efforts” means, with respect to Novan’s obligation under this Agreement to develop, obtain Regulatory Approval or Commercialize a Product, the level of effort, expertise, and resources required to carry out such obligation that would be typically exerted by a similarly situated biotechnology or pharmaceutical company of comparable size and capabilities as Novan in pursuing the development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including without limitation with respect to commercial potential, the proprietary position of such Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors.

“Confidential Information” of a Party means (a) the terms and conditions of this Agreement; and (b) any information or material, including all trade secrets, whether in tangible form or not, disclosed by such Party to the other Party prior to the Effective Date or during the Term; provided, however, that the foregoing information in subsection (b) shall not be deemed Confidential Information, to the extent the receiving Party can establish by competent proof that such information:

(i) was already known to the receiving Party, other than under an obligation of confidentiality owed to the disclosing Party, at the time of disclosure;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving Party;

(iii) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv) was independently developed by the receiving Party without use of or reference to any Confidential Information disclosed by the disclosing Party; or

(v) was subsequently disclosed to the receiving Party by a person other than the disclosing Party that was not under any legal obligation to the disclosing Party with respect to such information.

“Contract Party” means, as applicable, a Licensee, or any Third Party with which Novan or its Affiliates engages for the development, Commercialization, marketing, Regulatory Approval, or sale of a Product.

“Development Payments” means any payments received by Novan from Third Parties, including Licensees, as consideration for Novan’s or its Affiliates’ performance of research and development services or activities or the provision of goods or materials regarding the Products or otherwise, including without limitation any related reimbursement or cost-sharing arrangements or activities. Development Payments shall not include any payments received by Novan in connection with Commercialization.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“First Commercial Sale” means for each Product, the first commercial sale to a Third Party in any country in the Territory as part of a nationwide introduction by Novan or its sublicensees following receipt of Regulatory Approval. Sales for clinical trial purposes or for compassionate use or on a named patient basis shall not be considered to constitute a First Commercial Sale.

“In-License Agreement” means, with respect to each Product, (a) the following license agreements or other written agreements entered into by Novan and a Third Party whereby Novan is granted rights under Intellectual Property of such Third Party with respect to such Product: the UNC License Agreement, Akron License Agreement and KIPAX Agreement; and (b) any such license agreement or written agreement entered into by Novan and a Third Party and approved by Reedy Creek under Section 3.7.

“Included Payments” means, as applicable, the aggregate payments due or payable to Reedy Creek hereunder for Assigned Rights and Sales Royalties.

“Intellectual Property” means any and all right, title and interest in, arising from, or relating to inventions, ideas, Know-How, works of authorship and confidential information, including copyrights, patents and patent applications, trade secrets, any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being.

“KIPAX Agreement” means that certain Patent Purchase Agreement between Novan and KIPAX AB dated July 27, 2015, as may be amended from time to time.

“Know-How” means all non-public information, results and data of any type, in any tangible or intangible form, whether or not patentable, including without limitation practices, methods, processes, protocols, techniques, specifications, algorithms, formulae, knowledge, skill, experience, databases, studies and procedures.

“License Agreement(s)” means, collectively, the In-License Agreements and Out-License Agreements.

“Licensee” means the Third Party counterparty to Novan in any Out-License Agreement.

“Material Adverse Change” means any material impairment of or material adverse change in (i) the expected value to the Products, the Out-License Agreements, or Product Intellectual Property, (ii) the expected value of the Included Payments, including (A) a material adverse change in the validity or enforceability of any of the In-License Agreements or Out-License Agreements, (B) a material adverse change in the ability of Novan to satisfy and perform any of its obligations under any In-License Agreement or Out-License Agreement, or (C) a material adverse change in the rights or remedies of Novan under any of the In-License Agreement or Out-License Agreement, or (iii) any material adverse change in the business, operations, assets or financial condition of Novan, taken as a whole, that could reasonably be expected to have a material adverse effect on the ability of Novan to perform any of its obligations under this Agreement, or (iv) any material adverse change in the validity, enforceability or transferability of any Product Intellectual Property (including any Third Party’s Intellectual Property subject to an In-License Agreement), the status of any challenge to or any litigation involving any Product Intellectual Property (including any Third Party’s Intellectual Property under an In-License Agreement), or the restriction, cessation, suspension or termination of Novan’s license to any Third Party’s Intellectual Property granted under an In-License Agreement.

“Net Sales” means, with respect to a Product, the total invoiced sales price received for such Product sold by Novan or its Affiliates less (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], and (f) [***]. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of promotional samples of such Product, or (2) Product provided for clinical trials or research purposes, or charitable or compassionate use purposes.

“Out-License Agreement” means, with respect to any Product, any license agreement or other written agreement entered into by Novan and a Third Party whereby Novan grants any rights under any Intellectual Property related to such Product or to any Regulatory Approvals for such Product, in each case for the development and/or Commercialization of such Product by such Third Party in the Territory.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

“Phase III Clinical Trial” means a clinical trial of a Product designed to support approval of an application for Regulatory Approval in the Territory.

“Product” means, individually, the SB204 Product, the SB206 Product or the SB414 Product.

“Product Field of Use” means, individually, the SB204 Product Field of Use, the SB206 Product Field of Use or the SB414 Product Field of Use.

“Product Intellectual Property” means all of the Intellectual Property necessary for the development, manufacture, use, sale, offer for sale and/or importation of the Products in the Territory.

“Products” means, collectively, the SB204 Product, the SB206 Product and the SB414 Product.

“Purchase Price” has the meaning set forth in Section 2.2.

“Regulatory Approval” means, with respect to a particular country or regulatory jurisdiction, all necessary authorizations and approvals by the Regulatory Authorities required to manufacture, use, import, market, distribute and promote a Product in such country or regulatory jurisdiction.

“Regulatory Authority” means any national or supranational governmental authority or other governmental body that has responsibility in a given country or jurisdiction over the development, manufacture and/or commercialization of a Product, including FDA.

“Sales Royalties” means, collectively, the SB204 Sales Royalty, SB206 Sales Royalty and SB414 Sales Royalty.

“Sales Royalty Term” means, on a Product-by-Product, country-by-country basis, the period beginning with the First Commercial Sale of such Product in such country until the last to occur of: (a) [***], (b) [***] and (c) the [***] of the First Commercial Sale of such Product.

“SB204 Applicable Percentage” means, with respect to each of the SB204 Net Milestones and SB204 Net Royalties, twenty percent (20%). Notwithstanding the foregoing, until Novan has made payments to Reedy Creek under this Agreement the sum of which equals the Purchase Price, the SB204 Applicable Percentage shall mean, with respect to SB204 Net Milestones, twenty-five percent (25%).

“SB204 Net Milestones” means the aggregate, gross amount of upfront fees, milestone payments and equivalent fees or payments received by Novan pursuant to any Out-License Agreement based on the occurrence of events specified in such Out-License Agreement, including the achievement of any milestones, with respect to the SB204 Product in the Territory in the SB204 Field of Use, less any upfront fees, milestone payments and equivalent fees or payments payable by Novan pursuant to any In-License Agreement with respect to the SB204 Product in the Territory in the SB204 Field of Use. SB204 Net Milestones shall not include any Development Payments received by Novan with respect to the SB204 Product.

“SB204 Net Royalties” means the aggregate, gross amount of royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind received by or for Novan pursuant to any Out-License Agreement for sales or other transfers of the SB204 Product in the Territory for use in the SB204 Product Field of Use in the Territory, less any royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind payable by Novan pursuant to any In-License Agreement with respect to such sales or transfers. For clarity, SB204 Net Royalties shall not include any milestone payments received by or for Novan pursuant to any Out-License Agreements for sales or other transfers of the SB204 Product in the Territory in the SB204 Product Field of Use, provided however, such milestone payments shall be included as part of the SB204 Net Milestones. SB204 Net Royalties shall not include any Development Payments received by Novan with respect to the SB204 Product.

“SB204 Product” means Novan’s pharmaceutical product known as SB204 being developed for the treatment of acne vulgaris in humans, as such product exists as of the Effective Date or as such product may be modified (i) during the development process up to and including the first Regulatory Approval by the FDA and (ii) for the treatment of acne vulgaris in humans from time to time thereafter.

“SB204 Product Field of Use” means the treatment of any distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, dosage strength or patient class, for which Regulatory Approval is being sought or has been obtained, including treatment of acne vulgaris in humans.

“SB204 Rights” means the right to receive cash in an amount equal to the sum of (a) the product of the SB204 Applicable Percentage multiplied by the SB204 Net Milestones and (b) the product of the SB204 Applicable Percentage multiplied by the SB204 Net Royalties, in each case during the Assigned Rights Period and pursuant to the terms and conditions of this Agreement.

“SB204 Sales Royalty” has the meaning set forth in Section 2.3(b).

“SB206 Applicable Percentage” means, with respect to each of the SB206 Net Milestones and SB206 Net Royalties, ten percent (10%). Notwithstanding the foregoing, until Novan has made payments to Reedy Creek under this Agreement the sum of which equals the Purchase Price, the SB206 Applicable Percentage shall mean, with respect to SB206 Net Milestones, twenty-five percent (25%).

“SB206 Net Milestones” means the aggregate, gross amount of upfront fees, milestone payments and equivalent fees or payments received by Novan pursuant to any Out-License Agreement based on the occurrence of events specified in such Out-License Agreement, including the achievement of any milestones, with respect to the SB206 Product in the Territory in the SB206 Field of Use, less any upfront fees, milestone payments and equivalent fees or payments payable by Novan pursuant to any In-License Agreement with respect to the SB206 Product in the Territory in the SB206 Field of Use. SB206 Net Milestones shall not include any Development Payments received by Novan with respect to the SB206 Product.

“SB206 Net Royalties” means the aggregate, gross amount of royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind received by or for Novan pursuant to any Out-License Agreement for sales or other transfers of the SB206 Product in the Territory for use in the SB206 Product Field

of Use in the Territory, less any royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind payable by Novan pursuant to any In-License Agreement with respect to such sales or transfers. For clarity, SB206 Net Royalties shall not include any milestone payments received by or for Novan pursuant to any Out-License Agreements for sales or other transfers of the SB206 Product in the Territory in the SB206 Product Field of Use, provided however, such milestone payments shall be included as part of the SB206 Net Milestones. SB206 Net Royalties shall not include any Development Payments received by Novan with respect to the SB206 Product.

“SB206 Product” means Novan’s pharmaceutical product known as SB206 being developed for the treatment of molluscum contagiosum in humans, as such product exists as of the Effective Date or as such product may be modified (i) during the development process up to and including the first Regulatory Approval by the FDA and (ii) for the treatment of molluscum contagiosum in humans from time to time thereafter.

“SB206 Product Field of Use” means the treatment of any distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, dosage strength or patient class, for which Regulatory Approval is being sought or has been obtained, including treatment of molluscum contagiosum in humans.

“SB206 Rights” means the right to receive cash in an amount equal to the sum of (a) the product of the SB206 Applicable Percentage multiplied by the SB206 Net Milestones and (b) the product of the SB204 Applicable Percentage multiplied by the SB206 Net Royalties, in each case during the Assigned Rights Period and pursuant to the terms and conditions of this Agreement.

“SB206 Sales Royalty” has the meaning set forth in Section 2.3(b).

“SB414 Applicable Percentage” means, with respect to each of the SB414 Net Milestones and SB414 Net Royalties, twenty percent (20%). Notwithstanding the foregoing, until Novan has made payments to Reedy Creek under this Agreement the sum of which equals the Purchase Price, the SB414 Applicable Percentage shall mean, with respect to SB414 Net Milestones, twenty-five percent (25%).

“SB414 Net Milestones” means the aggregate, gross amount of upfront fees, milestone payments and equivalent fees or payments received by Novan pursuant to any Out-License Agreement based on the occurrence of events specified in such Out-License Agreement, including the achievement of any milestones, with respect to the SB414 Product in the Territory in the SB414 Field of Use, less any upfront fees, milestone payments and equivalent fees or payments payable by Novan pursuant to any In-License Agreement with respect to the SB414 Product in the Territory in the SB414 Field of Use. SB414 Net Milestones shall not include any Development Payments received by Novan with respect to the SB414 Product.

“SB414 Net Royalties” means the aggregate, gross amount of royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind received by or for Novan pursuant to any Out-License Agreement for sales or other transfers of the SB414 Product in the Territory for use in the SB414 Product Field of Use in the Territory, less any royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind payable by Novan pursuant to any In-License Agreement with respect to such sales or transfers. For clarity, SB414 Net Royalties shall not include any milestone payments received by or for Novan pursuant to any Out-License Agreements for sales or other transfers of the SB414 Product in the Territory in the SB414 Product Field of Use, provided however, such milestone payments shall be included as part of the SB414 Net Milestones. SB414 Net Royalties shall not include any Development Payments received by Novan with respect to the SB414 Product.

“SB414 Product” means Novan’s pharmaceutical product known as SB414 being developed for the treatment of atopic dermatitis in humans, as such product exists as of the Effective Date or as such product may be modified (i) during the development process up to and including the first Regulatory Approval and (ii) for the treatment of atopic dermatitis in humans from time to time thereafter.

“SB414 Product Field of Use” means the treatment of any distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, dosage strength or patient class, for which Regulatory Approval is being sought or has been obtained, including treatment of atopic dermatitis in humans.

“SB414 Rights” means the right to receive cash in an amount equal to the sum of (a) the product of the SB414 Applicable Percentage multiplied by the SB414 Net Milestones and (b) the product of the SB414 Applicable Percentage multiplied by the SB414 Net Royalties, in each case during the Assigned Rights Period and pursuant to the terms and conditions of this Agreement.

“SB414 Sales Royalty” has the meaning set forth in Section 2.3(b).

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Term” has the meaning set forth in Section 6.1.

“Territory” means the United States of America, Canada, Mexico and each of their territories and possessions.

“Third Party” means any Person other than Novan and Reedy Creek and their respective Affiliates.

“Transfer” means any sale (or any transaction having the effect of a sale), assignment, conveyance of rights, deed of trust, Encumbrance, exclusive license, seizure or other transfer of any sort and to any degree, voluntary or involuntary, including by operation of law.

“UNC License Agreement” means that certain Amended, Restated and Consolidated License Agreement between Novan and The University of North Carolina at Chapel Hill with an effective date of June 27, 2012 and as amended on November 30, 2012, April 12, 2016 and November 1, 2018, and as may be further amended from time to time.

2.	PURCHASE OF ASSIGNED RIGHTS; PAYMENTS BY NOVAN
2.1Purchase of Assigned Rights. Subject to the terms and conditions of this Agreement, Novan hereby sells, assigns, transfers and conveys to Reedy Creek, and Reedy Creek hereby purchases from Novan, all of Novan’s right, title and interest in and to the Assigned Rights, free and clear of all liens, mortgages, pledges, leases, options, assignments and security interests (“Encumbrances”).

2.2Purchase Price. In consideration of the Assigned Rights, Reedy Creek shall pay to Novan the following payments (collectively, the “Purchase Price”): (a) on the Effective Date, Twenty-Five Million United States Dollars ($25,000,000); and (b) contingent on Clinical Trial Success, Ten Million United States Dollars ($10,000,000) to be paid within [***] of the notice of Clinical Trial Success given pursuant to Section 3.2. The Parties acknowledge if Clinical Trial Success is not achieved, the “Purchase Price” shall be automatically adjusted to reflect, as full consideration, the initial payment of $25,000,000 under Section 2.2(a). Payment of the Purchase Price shall be made by wire transfer of immediately available funds to an account designated by Novan. For clarity, Novan shall use the Purchase Price primarily for the purposes of the development and Commercialization of the Products under this Agreement.

2.3Payments by Novan.
(a)In consideration of the Purchase Price paid by Reedy Creek, Reedy Creek shall be entitled to receive, and Novan shall pay, with respect to each Calendar Quarter during the Assigned Rights Period, the aggregate amount of the following (as applicable):

(i)the product of the SB204 Applicable Percentage and the SB204 Net Milestones received by Novan during such Calendar Quarter;

(ii)the product of the SB204 Applicable Percentage and the SB204 Net Royalties received by Novan during such Calendar Quarter;

(iii)the product of the SB206 Applicable Percentage and the SB206 Net Milestones received by Novan during such Calendar Quarter;

(iv)the product of the SB206 Applicable Percentage and the SB206 Net Royalties received by Novan during such Calendar Quarter;

(v)the product of the SB414 Applicable Percentage and the SB414 Net Milestones received by Novan during such Calendar Quarter; and

(vi)the product of the SB414 Applicable Percentage and the SB414 Net Royalties received by Novan during such Calendar Quarter.

(b)In the event Novan elects to Commercialize any Product solely using its internal capabilities or through its Affiliates (and without entering any Out-License Agreement), or in the event a successor to Novan following a Change of Control of Novan elects to commercialize any Product using its internal capabilities or through its Affiliates (and without entering any Out-License Agreement), Novan or such successor of Novan shall notify Reedy Creek of this election and the provisions of Section 2.3(a) shall no longer apply with respect to such Product, and upon such notice, the provisions of this Section 2.3(b) shall apply. In consideration for the Purchase Price by Reedy Creek, effective only upon delivery of the foregoing notice from Novan with respect to a Product, Novan hereby sells to Reedy Creek all of its right, title and interest in and to royalties on Net Sales of such Product in the Territory in the applicable Product Field of Use, with respect to each Calendar Quarter during the Sales Royalty Term, calculated as follows:

(i)if the applicable Product is the SB204 Product, a royalty equal to [***] of Net Sales of the SB204 Product in the SB204 Field of Use (“SB204 Sales Royalty”),

(ii)if the applicable Product is the SB206 Product, a royalty equal to [***] of Net Sales of the SB206 Product in the SB206 Field of Use (“SB206 Sales Royalty”), and

(iii)if the applicable Product is the SB414 Product, a royalty equal to [***] of Net Sales of the SB414 Product in the SB414 Field of Use (“SB414 Sales Royalty”).

(c)All of the foregoing payments in this Section 2.3 shall be made by wire transfer of immediately available funds within [***] following the end of each Calendar Quarter during the Assigned Rights Period or Sales Royalty Term, as applicable, to an account designated by Reedy Creek. For the avoidance of doubt, Reedy Creek shall be entitled to receive the payments set forth in this Section 2.3 notwithstanding the absence of payment by Reedy Creek under Section 2.2(b) due to failure by Novan to achieve Clinical Trial Success. Amounts payable under Section 2.3 shall not be subject to any setoff or other deduction by reason of any amounts otherwise payable under this Agreement or any other agreement.

(d)In the event that Novan Commercializes a Product both internally under Section 2.3(b) and under Out-License Agreements under Section 2.3(a), the Included

Payment shall be calculated as the aggregate sums calculated and due under Sections 2.3(a) and (b).
(e)In the event that any Contract Party offsets all or any part of the Included Payments against any right, payment or claim of such Contract Party against Novan or its Affiliates and such offset actually reduces the amount of any payment on the Included Payments (any such reduction, a “Payment Shortfall”), Novan will pay Reedy Creek the amount of the Payment Shortfall within [***] of written notice thereof from Reedy Creek. After Novan makes the payment to Reedy Creek contemplated in the preceding sentence, Novan shall be entitled to retain any amount subsequently recovered from such Contract Party in respect of such offset.

2.4Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 2.4. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Applicable Laws to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Applicable Laws, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be obtained and sent to recipient within one (1) month of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.

2.5Interest. Payment required under this Agreement shall, if overdue, bear interest until payment at a per annum rate one percent (1%) above the prime rate quoted in the Money Rates section of The Wall Street Journal, Eastern Edition for the date on which payment was due, calculated daily on the basis of a 365-day year; provided, however, that in no event shall such rate exceed the applicable maximum legal annual interest rate.

2.6Acquisition of Assigned Rights Only. Reedy Creek is acquiring no rights other than those expressly assigned herein. For the avoidance of doubt, Reedy Creek is acquiring no rights under any Intellectual Property of Novan, including any Product Intellectual Property.

2.7Currency. All payments made hereunder shall be in United States Dollars.

2.8No Assumed Obligations. Reedy Creek is not assuming any liability or obligation of Novan or any of its Affiliates, whether presently in existence or arising or asserted hereafter, whether under any In-License Agreement or otherwise. All such liabilities and obligations shall be retained, paid, performed and discharged by and remain the sole obligations and liabilities of Novan or its Affiliates.

3.	ADDITIONAL COVENANTS OF NOVAN
3.1Development and Commercialization of the Products. During the Term, Novan shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for and Commercialize the Products. Novan may elect to fulfill the foregoing obligations using its internal capabilities, through its Affiliates or by entering into Out-License Agreements. Promptly after entering into any Out-License Agreement, Novan shall provide to Reedy Creek notice and a copy of such Out-License Agreement. Novan may also utilize the services of Third Parties, including without limitation Third Party contract research organizations, contract manufacturing organizations, suppliers, partners and other service providers to develop, obtain Regulatory Approval and Commercialize the Products. Additionally, each Calendar Quarter until the First Commercial Sale of a Product and, thereafter, twice per Calendar Year with respect to such Product (or as more frequently reasonably requested by Reedy Creek), Novan will deliver to Reedy Creek a report summarizing its development and Commercialization activities during the prior relevant period. Each such report shall include (i) a summary of services provided by all Third Party contract research organizations, contract manufacturing organizations, suppliers, partners and other service providers; (ii) reports, summaries or other documents provided by or on behalf of Novan relating to the development of or clinical trial performance of a Product (including Phase III Clinical Trial results related to the determination of Clinical Trial Success); (iii) identification of any material Product Intellectual Property developed, created, reduced to practice or acquired by or on behalf of Novan; and (iv) copies of Novan’s business plans, financial plans, marketing plans and projections, as well as any filings or submissions to any Regulatory Authority. If an Affiliate and/or Contract Party meets or fulfills any or all of the obligations of Novan under this Agreement, and/or observes any of the terms or conditions hereof, then Novan will be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.

3.2Clinical Trial Success. Novan shall promptly notify Reedy Creek upon achieving of Clinical Trial Success. Any notice from Novan claiming that Clinical Trial Success has been achieved shall be accompanied by a publicly released press release of top line results of the Phase III Clinical Trials, and any other documentation or information reasonably requested by Reedy Creek to confirm such achievement. Any dispute regarding the achievement of Clinical Trial Success will be subject to the dispute resolution procedure in Section 9.1.

3.3Maintenance of Product Intellectual Property. During the Term, Novan shall (a) maintain and not abandon the Product Intellectual Property in the Territory owned by Novan, including with respect to any Product Intellectual Property comprising issued patents in the Territory, and (b) maintain and not abandon the Product Intellectual Property in the Territory controlled but not owned by Novan under any In-License Agreement to the extent Novan has the right and obligation to do so under such In-License Agreement.

3.4Performance under License Agreements. During the Term, Novan shall duly perform and observe all of its respective obligations under each License Agreement in all material respects and maintain in full force and effect the License Agreements. Upon the occurrence of a material breach of any License Agreement by any counterparty thereto, which is not cured as provided therein, Novan shall use Commercially Reasonable Efforts to seek to enforce all of its rights and remedies thereunder. Novan shall not, without the prior written consent of Reedy Creek, which consent shall not be unreasonably withheld, forgive, release or compromise any amount owed to Novan under a License Agreement in a manner which could reasonably be expected to materially adversely affect the Included Payments. Novan shall provide Reedy Creek with written notice as promptly as practicable (and in any event within [***]) upon receiving written notice from a Contract Party terminating or providing notice of termination of any License Agreement, alleging any breach of or default under any License Agreement, or asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under or right to terminate such License Agreement. In each such case, Novan’s written notice shall include a summary describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from such Contract Party and, describing the corrective action Novan proposes to take. Novan shall thereafter use its Commercially Reasonable Efforts to cure such breach.

3.5Litigation. Novan promptly shall notify Reedy Creek in writing of the commencement of any litigation in respect of the Product Intellectual Property, the License Agreements, or any Third Party’s Intellectual Property licensed under an In-License Agreement of which Novan has knowledge, and such notification shall contain full particulars of the event described therein. Novan shall keep Reedy Creek reasonably informed as to the status of any such litigation.

3.6No Transfer without Consent. During the Term, other than in connection with a Change of Control, Novan shall not Transfer or consent to the Transfer of any portion of its (i) Product Intellectual Property, or (ii) rights in, under, or to any of the License Agreements (including any right to receive all or any portion of any royalty, milestone, or other payment thereunder), without the prior written consent of Reedy Creek. Notwithstanding the foregoing, Novan shall be permitted, and nothing in this Agreement shall restrict Novan’s ability, to enter into any Out-License Agreement, lending arrangements that are secured by any Product Intellectual Property or other assets of Novan, or product revenue monetization arrangements similar to this Agreement, provided that in each case the Assigned Rights remain free and clear of any Encumbrances.

3.7New In-License Agreement. In the event that Novan elects to license additional Third Party Intellectual Property or elects to amend an approved In-License Agreement in connection with royalty or milestone payments, structure, or timeline, Novan may present such draft agreement with a Third Party (or, if provision is prohibited, a summary of relevant commercial terms) to Reedy Creek for review and approval. Any approved proposed In-License Agreement shall upon its execution (a copy of which will be provided to Reedy Creek) constitute an “In-License Agreement”. In addition, Novan may at any time present an executed agreement to Reedy Creek for review and approval. Reedy Creek shall consider in good faith, and on a commercially reasonable basis, all requests for approval from Novan to add any license or other written instrument granting rights to Novan under Third Party Intellectual Property or to amend any approved In-License Agreement, and not unreasonably withhold or delay any such approvals. Any license or other written instrument entered into by Novan and a Third Party whereby Novan is granted rights under Third Party Intellectual Property that is not so approved may not form part of the calculation of Included Payments.

3.8Maintenance of Books and Records. During the Term, Novan shall keep and maintain, or cause to be kept and maintained, at all times books and records of account consistent with good business practices and customary industry standards adequate to correctly reflect all payments paid and/or payable with respect to the Assigned Rights and Sales Royalties, as applicable.

3.9Quarterly Reports. Without limiting the reporting required under Section 3.1, together with payment of any Included Payment, Novan shall prepare and deliver to Reedy Creek a written statement sufficient to compute Novan’s calculation of all underlying royalties, milestones, and sales of a Product during such Calendar Quarter, including without limitation an itemized listing of all fees paid to Third Parties pursuant to an In-License Agreement.

3.10Financial Reports. If at any time Novan is no longer required to publicly disclose audited financial reports with the SEC, on a quarterly basis, Novan will promptly provide to Reedy Creek copies of its regularly prepared financial statements, which shall include a balance sheet as of the last date of the applicable quarter and a statement of income and operating expenses with respect to such quarter.

3.11Inspection Rights. Reedy Creek shall have the right, no more than [***] during each Calendar Year during the Term (as defined below) and for [***] thereafter, to have an independent certified public accountant reasonably acceptable to Novan (“Audit Representative”) and at Reedy Creek’s own expense audit the relevant books and records of account of Novan in connection with the development of the Products, clinical trials, Clinical Trial Success, Commercialization of a Product, any other sales or other transactions used to calculate the Included Payments, and payment of any amounts under this Agreement during normal business hours, and upon reasonable prior notice, to determine whether appropriate accounting has been performed and payments have been accurately and timely made to Reedy Creek hereunder, for a period covering not more than [***]. The Audit Representative will execute with Novan a written confidentiality agreement reasonably acceptable to Novan and will disclose to Reedy Creek only such information as is reasonably necessary to provide Reedy Creek with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Audit Representative will send a copy of the report to Novan at the same time it is sent to Reedy Creek. The report sent to both Parties will include the methodology and calculations used to determine the results.

3.12Audit Costs. In the event any audit of the books and records of Novan reveals that the amounts paid to Reedy Creek hereunder for the period of such audit have been understated by more than ten percent (10%) of the amounts determined to be due for the period subject to such audit or Ten Thousand United States Dollars ($10,000), whichever is greater, then the costs incurred by Reedy Creek in respect of such audit shall be borne by Novan; and in all other cases, such audit costs shall be borne by Reedy Creek.

3.13Security Interest. The Parties acknowledge and agree that Parties intend for the sale, assignment, transfer and conveyance of the Assigned Rights and Sales Royalties to constitute a sale of the Assigned Rights and Sales Royalties from Novan to Reedy Creek and not a borrowing, loan or equity investment. Accordingly, Novan shall treat the sale, transfer, assignment and conveyance of the Assigned Rights and Sales Royalties as a sale of an “account” or a “payment intangible” (as applicable) (as each of the foregoing terms is defined by the Uniform Commercial Code in the applicable jurisdiction (“UCC”)) in accordance with the UCC, and Novan hereby authorizes Reedy Creek to file financing statements naming Novan as the debtor and Reedy Creek as the secured party with respect to the Assigned Rights and Sales Royalties. Without limiting the foregoing, in the event the sale, assignment, transfer and conveyance of the Assigned Rights or Sales Royalties is hereafter held not to be a sale, Novan hereby grants to Reedy Creek, as security for the obligations of Novan hereunder, a first priority security interest in and to all of Novan’s right, title and interest in and to the Assigned Rights, Sales Royalties and any “proceeds” (as such term is defined by the UCC) thereof, and Novan hereby authorizes Reedy Creek to file such financing statements as may be necessary to perfect such security interest. Prior to filing any financing statement, Reedy Creek shall provide a copy of such financing statement to Novan to review and provide comments on such financing statement, and shall in good faith take such comments into account. For the avoidance of doubt, nothing in this Agreement shall be deemed to grant a security interest to Reedy Creek in any assets or other property of Novan, including without limitation the Product Intellectual Property.

3.14Insurance. During the Term, Novan shall maintain insurance policies with reputable insurance companies that provide coverage in accordance with standards customary for comparable companies, with coverages and in amounts sufficient for the development and Commercialization activities and to comply with any License Agreement and otherwise that is customary for companies of comparable size and condition similarly situated in the same industry as such Persons, including clinical trial, product liability insurance and directors and officers insurance.

4.	REPRESENTATIONS AND WARRANTIES OF NOVAN
Novan represents and warrants to Reedy Creek as follows as of the Effective Date.

4.1Organization. Novan is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation.

4.2Authorization. Novan has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions contemplated hereby and to fulfill or cause to be fulfilled all of the obligations of Novan hereunder. The execution and delivery of this Agreement by Novan and the due consummation by Novan of the transactions contemplated hereby have been duly authorized by all necessary action of Novan. This Agreement constitutes a legal, valid and binding agreement of Novan enforceable against Novan in accordance with its terms.

4.3Consents and Approvals. No consent or approval from any Third Party is required to be made or obtained by Novan in connection with Novan’s execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

4.4Governmental Authorization. The execution and delivery by Novan of this Agreement and the performance of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority, except for the filing of financing statements under the UCC.

4.5No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach by Novan of, or a default by Novan under, any term or provision of any contract, agreement, lease, commitment, license, permit or authorization to which Novan is a party.

4.6No Litigation. There is no pending, or to the knowledge of Novan or its Affiliates, threatened action, suit, arbitration proceeding, claim, dispute, investigation, governmental or regulatory inquiry against Novan or its Affiliates, which, if adversely determined, would question the validity of, or could reasonably be expected to have a Material Adverse Change on Novan, the Products, the Included Payments, or the transactions contemplated hereby.

4.7Compliance with Laws. To the knowledge of Novan, Novan (a) is not in violation of, has violated or is under investigation with respect to, and (b) has not been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Regulatory Authority applicable to Novan or the Products which would reasonably be expected to have a material adverse effect on Novan, the Products or the transactions contemplated hereby.

4.8Product Intellectual Property. To the knowledge of Novan, Novan owns all right, title and interest in, or holds a valid license (enforceable against Novan and to Novan’s knowledge the Contract Party thereto) to, the Product Intellectual Property that are required to develop and Commercialize the Products, in each case free and clear of any Encumbrances. There is no pending or, to the knowledge of Novan, threatened action, suit, proceeding, investigation or claim by any Person to which Novan is a party that claims that the Product Intellectual Property or the development, manufacture, use, sale, offer for sale and/or importation of any Product infringes on any Intellectual Property of any other Person or constitutes misappropriation of any other Person’s trade secrets or other Intellectual Property. To the knowledge of Novan, no Third Party has infringed or misappropriated or is now infringing or misappropriating the Product Intellectual Property. Other than the In-License Agreements, to Novan’s knowledge, no license of rights to Intellectual Property are necessary to be licensed in order for Novan to develop or Commercialize the Products.

4.9Ownership of Assigned Rights. Novan, immediately prior to the sale of the Assigned Rights, has the power and authority to sell all of the Assigned Rights. Neither Novan nor any of its Affiliates has assigned or sold any right, title, interest or claim in or to the Assigned Rights, other than by Novan to Reedy Creek pursuant to this Agreement. The Assigned Rights are free and clear of any and all Encumbrances. The assignment and transfer of the Included Payments from Novan to Reedy Creek shall not impair in any manner the obligation of a Contract Party to pay royalties or other fees under the applicable agreements with respect to the Product Intellectual Property or Products.

4.10License Agreements. With respect to each License Agreement, as applicable:

(a)    Such License Agreement is in full force and effect and has not been impaired, waived, altered or modified in any respect.

(b)     No Contract Party under such License Agreement has been released, in whole or in part, from any of its obligations under such License Agreement in a manner that could reasonably be expected to result in a Material Adverse Change.

(c)    There has been no correspondence or any other communication sent by or on behalf of Novan to, or received by or on behalf of Novan from, any Contract Party, the subject matter of which has resulted in or would reasonably be expected to result in a Material Adverse Change, and no breach or dispute has occurred with respect to any payment or other obligations, the subject matter of which has resulted in or would reasonably be expected to result in a Material Adverse Change.

(d)     Novan has not received (i) any notice of any Contract Party’s intention to terminate such License Agreement in whole or in part or (ii), any notice requesting any amendment, alteration or modification of such License Agreement or any sublicense or assignment thereunder that has not either been withdrawn in writing or reflected in such License Agreement.

(e)     No payment required to be made under the terms of any License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense and no Contract Party to an Out-License Agreement has the right to rescind, set-off, counterclaim or withhold any payment required to be made under such Out-License Agreement.

(f)     Novan has provided true and correct copies of all In-License Agreements to Reedy Creek, including all amendments thereto.

(g)    The License Agreement is the legal, valid and binding obligation of Novan and the Contract Party thereto, enforceable against Novan and, to the knowledge of Novan, such Contract Party in accordance with its terms.

4.11Adverse Data. Novan has disclosed to Reedy Creek all material adverse data relating to the Product and their efficacy and safety in animals and humans and the development and regulatory status known to Novan as of the Effective Date of this Agreement.

4.12Sufficiency of Assets; Financial Condition. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against Novan or any of its assets or properties, nor has any such proceeding been threatened. Novan does not contemplate and has not taken any action in contemplation of the institution of any such proceeding. The Purchase Price, together with the available capital of Novan, constitutes sufficient capital for Novan to: (i) pursue the development, Commercialization (through Out-License Agreements and other Third Party arrangements) and Regulatory Approval activities for the SB206 Product in the manner reasonably anticipated under this Agreement for products of similar market potential, and profit potential, with the objective of launching the SB206 Product in the Territory, and (ii) advance programmatically such activities with respect to the SB204 Product and the SB414 Product.

4.13Debarment. Novan has not utilized and will not utilize, in developing or commercializing the Products, any Person that at such time, to Novan’s knowledge, is debarred by FDA or any other Regulatory Authority.

5.	REPRESENTATIONS AND WARRANTIES OF REEDY CREEK
Reedy Creek represents and warrants to Novan as follows as of the Effective Date.

5.1Organization. Reedy Creek is a duly organized and validly existing limited liability company in good standing under the laws of the jurisdiction of its organization.

5.2Authorization. Reedy Creek has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions contemplated hereby and to fulfill or cause to be fulfilled all of the obligations of Reedy Creek hereunder. The execution and delivery of this Agreement by Reedy Creek and the due consummation by Reedy Creek of the transactions contemplated hereby have been duly authorized by all necessary action of Reedy Creek. This Agreement constitutes a legal, valid and binding agreement of Reedy Creek enforceable against Reedy Creek in accordance with its terms.

5.3Consents and Approvals. No consent or approval from any Third Party is required to be made or obtained by Reedy Creek in connection with Reedy Creek’s execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

5.4No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach by Reedy Creek of, or a default by Reedy Creek under, any term or provision of any contract, agreement, lease, commitment, license, permit or authorization to which Reedy Creek is a party.

5.5No Litigation. There is no pending, or to the knowledge of Reedy Creek, threatened action, suit, arbitration proceeding, claim, investigation, governmental or regulatory inquiry against Reedy Creek which, if adversely determined, would question the validity of, or could reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

6.	TERM AND TERMINATION

6.1Term; Termination. This Agreement shall commence on the Effective Date and will continue for as long as payments are due and payable under this Agreement (the “Term”).

6.2Termination by Reedy Creek. If Reedy Creek believes that Novan is in material breach of this Agreement, then Reedy Creek may deliver notice identifying with specificity such alleged breach to Novan. Novan will have sixty (60) days to cure such breach. If Novan fails to cure such breach within such cure period, Reedy Creek may, subject to the remainder of this Section 6.2, terminate this Agreement by providing Novan a written notice at the end of such cure period. Notwithstanding the foregoing, if Novan fails to cure such breach within such cure period, but within such cure period Novan is using good faith efforts to cure such breach, then Reedy Creek may not terminate this Agreement for so long as Novan is using good faith efforts to cure such breach. Notwithstanding the foregoing, if Novan disputes in good faith the existence or materiality of such breach and provides notice to Reedy Creek of such dispute within such cure period, Reedy Creek will not have the right to terminate this Agreement in accordance with this Section 6.2 unless and until it has been determined in accordance with Article 9 that this Agreement was materially breached by Novan and Novan failed to cure such breach within the applicable cure period. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

6.3Effect of Termination. Expiration or termination of this Agreement for any reason will not release any Party from any obligations that, at the time of such expiration or termination, have already accrued to the other Party. The termination of this Agreement, including termination due to the expiration of the Term, shall not terminate the obligation of Novan, or its Affiliates, or assignees, to pay any Included Payment accrued prior to termination. Upon termination of this Agreement, Reedy Creek shall have the right to retain any Included Payment already paid by Novan under this Agreement. If this Agreement is early terminated by Reedy Creek pursuant to Section 6.2 for a material breach of Section 3.1 and the acts or omissions constituting such breach occurred no more than one year prior to Reedy Creek’s notice to Novan of such breach, then, in addition to all other rights and remedies available to it, within thirty (30) days after written notice from Reedy Creek to Novan following the effective date of such termination, Novan shall pay to Reedy Creek an amount equal to the Purchase Price paid by Reedy Creek as of the effective date of termination less any payments made by Novan under this Agreement as of the effective date of termination. In addition, the rights and obligations of the Parties set forth in this Section 6.3 and Articles 1 (to the extent necessary to enforce other surviving rights and obligations of the Parties) and 7-10 shall survive termination or expiration of this Agreement.

7.	CONFIDENTIAL INFORMATION
7.1Confidential Information. During the Term and for a period of [***] thereafter, each Party shall (a) keep Confidential Information of the other Party confidential to the same extent such Party maintains its own information of similar nature (but at a minimum each Party shall use commercially reasonable efforts to maintain such Confidential Information in confidence), (b) not publish or otherwise disclose such Confidential Information to a Third Party, and (c) not use or exploit such Confidential Information for any purpose except for the performance of such Party’s obligations or exercise of such Party’s rights under this Agreement. Each Party may only disclose Confidential Information of the other Party to those officers, employees, or agents of such Party with a need to know, and only after such officers, employees, or agents have been advised of the confidential nature of such information and are bound by an obligation of confidentiality of similar scope to the terms of this Agreement. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the other Party of such unauthorized use or disclosure.

7.2Permitted Disclosures. Except with respect to required disclosures under Section 7.3, neither Party shall not make any public announcement of the existence or the terms of this Agreement, without the prior express written consent and approval of the other Party. Each Party may disclose the terms of this Agreement to any of its or its Affiliates’ actual or prospective insurers, investors, lenders, business partners or acquirers performing a due diligence review of such Party or its Affiliates, and the agents or advisors of the foregoing, provided such permitted recipients are bound by written or professional obligations of confidentiality for such purpose.

7.3Required Disclosures. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be prohibited to the extent such disclosure: (a) is in response to a valid order of a court or Regulatory Authority or (b) is otherwise required by law, regulation, or the rules of any relevant agency, including the SEC, or body related to a regulated stock exchange; provided, however, that the receiving Party shall, except where not permitted or reasonably feasible under the applicable circumstances of such order or legal requirement, first have given reasonable notice to the other Party in order to allow such Party to object and/or seek a protective order prior to disclosure. With respect to any required filings with the SEC that include disclosure of the terms of this Agreement, each filing Party shall request (to the extent legally permitted) confidential treatment of the terms hereof for which confidential treatment is customarily sought, to the extent such confidential treatment is reasonably available to such Party under the circumstances. In the event of any such filing, the filing Party will provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the other Party’s timely comments thereon.

8.	INDEMNIFICATION; DISCLAIMER; LIMITATION ON LIABILITY
8.1Indemnification by Novan. Novan shall defend, indemnify and hold harmless Reedy Creek and its Affiliates and its and their respective directors, officers, managers, employees, and agents (collectively, the “Reedy Creek Indemnitees”) from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees

(collectively, “Damages”) to the extent arising from any claim, action or proceeding made or brought against any Reedy Creek Indemnitees in connection with: (a) any breach of this Agreement by Novan; (b) the gross negligence or willful misconduct of Novan, its Affiliates and/or Contract Parties in connection with the performance by or on behalf of Novan of Novan’s obligations or exercise of its rights under this Agreement; (c) the development, manufacture, use, handling, storage, commercialization, transfer, importation, exportation or labeling of the Products by Novan, its Affiliates or Licensees in the Territory; (d) any infringement or misappropriation of any Intellectual Property of any Third Party by Novan, its Affiliates and/or Licensees in connection with the performance by or on behalf of Novan of Novan’s obligations or exercise of Novan’s rights under this Agreement; or (e) any violation of any Applicable Laws by Novan, its Affiliates or Licensees; except in any such case to the extent such Damages are attributable to any breach of this Agreement by Reedy Creek, the gross negligence or willful misconduct of Reedy Creek or a Reedy Creek Indemnitee or any violation of any Applicable Laws by Reedy Creek or a Reedy Creek Indemnitee.

8.2Indemnification Procedure. In the event that Reedy Creek receives notice of any Third Party claim, action or proceeding for which a Reedy Creek Indemnitee claims indemnity hereunder, Reedy Creek, on behalf of such Reedy Creek Indemnitee, shall promptly notify Novan of such matter. Novan shall then promptly assume responsibility for and shall have full control of such matter using counsel reasonably satisfactory to Reedy Creek, including settlement negotiations and any legal proceedings, and Reedy Creek shall, and shall cause the applicable Reedy Creek Indemnitee to, fully cooperate at Novan’s expense in Novan’s handling and defense thereof. Reedy Creek may participate, at its own expense, in the defense of such claim or litigation provided that Novan shall direct and control the defense of such claim or litigation. Novan shall not, in the defense of such claim or litigation resulting therefrom, consent to entry of any judgment except with the written consent of the Reedy Creek Indemnitee, which shall not be unreasonably withheld, or enter into any settlement except with the written consent of the Reedy Creek Indemnitee, which shall not be unreasonably withheld, which: (a) does not include as an unconditional term thereof the giving by the plaintiff to the Reedy Creek Indemnitee of a release from all liability in respect of such claim or litigation; or (b) contains any admission of liability.

8.3Disclaimer. Except as provided under Article 4 and Article 5, each Party expressly disclaims any and all warranties of any kind, express or implied, including without limitation the warranties of design, merchantability, fitness for a particular purpose, noninfringement of Intellectual Property of Third Parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto. Without limiting the foregoing, Reedy Creek acknowledges and agrees that Reedy Creek has made its own investigation of the Products and the Product Intellectual Property and is not relying on any implied warranties or upon any representation or warranty as to the future value or amount or potential value or amount of the Assigned Rights or Sales Royalties, as applicable.

8.4Limitation on Liability. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES

OF ANY KIND, INCLUDING LOST PROFITS AND LOST REVENUE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION WILL NOT LIMIT (A) NOVAN’S OBLIGATION TO INDEMNIFY REEDY CREEK TO THE EXTENT REQUIRED BY SECTION 8.1, OR (B) A PARTY’S LIABILITY FOR BREACH OF ARTICLE 7.

9.	DISPUTE RESOLUTION
9.1Resolution by Executive Officers. In the event of any dispute, disagreement or controversy between the Parties arising from or relating to any alleged performance or non-performance of this Agreement or the interpretation or application of this Agreement (“Dispute”), the Chief Executive Officer or Manager of each Party (collectively, the “Executive Officers”), as applicable, shall attempt to reach a solution satisfactory to both Parties. If the Executive Officers do not reach such solution within a period of [***] or such longer period as the Parties may mutually agree upon, then, upon notice by either Party to the other, such Dispute shall be referred to non-binding mediation with a neutral mediator. If, such Dispute remains unresolved [***] following notice by a Party requesting non-binding mediation, such Dispute shall be adjudicated in accordance with Section 9.2.

9.2Venue. In the event any Dispute is not resolved pursuant to process set forth in Section 9.1, such Dispute shall be finally resolved exclusively in any state or federal court located in Wake County, North Carolina.

9.3Emergency Relief. Nothing in this Article 9 shall prevent either Party from immediately seeking injunctive relief from any court of competent jurisdiction.

10.	MISCELLANEOUS

10.1Construction and Interpretation. All terms defined in the singular form shall include the plural and vice versa. Unless otherwise stated, all sections referred to herein are sections of this Agreement. Each of the exhibits referred to in this Agreement and attached hereto, and all attachments and amendments thereto, are and shall be incorporated herein and made a part hereof. The headings of the articles and sections in this Agreement are inserted for convenience only and are not intended to interpret, define or limit the scope or content hereof or any provision hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise.

10.2Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to the choice of law provisions thereof.

10.3Severability. If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to the other provisions hereof and the remainder of the affected provision; provided that if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

10.4Assignment. This Agreement is not assignable by either Party to any Third Party without the prior written consent of the other Party (which consent shall not unreasonably be withheld), provided, however, that each Party may assign this Agreement, without such consent, to an Affiliate of such Party, or in the event of a Change of Control of such Party. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 10.4 shall be null and void.

10.5Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Novan or Reedy Creek in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Novan or Reedy Creek of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.6Relationship of Parties. The Parties are independent contractors, and no agency, franchise, joint venture, employment or other similar relationship is intended or created by this Agreement. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

10.7Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws in the performance of its obligations under this Agreement.

10.8Force Majeure. Either Party may suspend performance of any of its obligations (other than an obligation to make payment) under this Agreement, in whole or in part, without liability to the other Party by promptly notifying the other Party of the nature and estimated duration of the suspension period in the event of: act of God, war, riot, fire, explosion, terrorist action, accident, lack of adequate fuel, power, compliance with governmental requests, laws, regulations, orders or actions, breakage or failure of machinery or apparatus, national defense requirements or any other event, whether or not of the classes enumerated herein, beyond the reasonable control of the Party, or in the event of labor trouble, strike, lockout or injunction, which event renders the performance of the obligation commercially impracticable.

10.9Entire Agreement. The Parties agree that this Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and all prior agreements or arrangements, written or oral, between the Parties relating to the subject matter hereof are hereby superseded and merged with this Agreement, including the Summary of Principal Terms dated March 29, 2019.

10.10Amendment. This Agreement may not be amended, supplemented or otherwise modified except in writing signed by both Parties.

10.11Counterparts. This Agreement may be executed in two counterparts and by facsimile or PDF signature, each of which shall be deemed an original and which together shall constitute one instrument.

10.12Notices. All notices required hereunder shall be in writing and shall be made by certified letter, postage prepaid, return receipt requested or next business day delivery service directed to the other Party as provided below:

If to Novan:

Novan, Inc.
4105 Hopson Road
Morrisville, NC 27560
Attn: Chief Executive Officer

With copy (which shall not constitute notice) to:

Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, LLP
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attn: Gerald F. Roach, Esq.

If to Reedy Creek:

Reedy Creek Investments LLC
100 Matrix Drive, Box 8000
Cary, NC 27513
Attn: Donald R. Parker

With copy (which shall not constitute notice) to:

SAS Institute Inc.
Attn: David B. Keim, Assistant General Counsel
SAS Campus Drive, A7368
Cary, NC 27513
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Notice given by certified mail shall be deemed given three (3) days after its deposit in the mail. Notice given by next business day delivery shall be deemed given one (1) business day after its deposit with a next business day delivery courier. Each Party agrees to provide a copy of any such notice by telefax, which copy shall not constitute notice given. Either Party from time to time may change its address or telefax number by giving the other Party notice as provided herein. Notice deposited after the last regularly scheduled pick-up time on a business day will be deemed to have been deposited on the next business day.

10.13Further Assurances. The Parties will execute and deliver, or cause to be executed or delivered, such further documents and do or cause to be done such further acts and things as may be required to carry out the intent and purpose of this Agreement.

10.14Use of Names. Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 7.

10.15Third-Party Beneficiary. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other person or entity has any right, benefit, priority or interest under or because of the existence of this Agreement.

10.16Advice of Counsel. Novan and Reedy Creek have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

[Signatures Appear on Following Page]

[Signature Page to Royalty and Milestone Payments Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NOVAN, INC.

By:	/s/ George Kelly Martin
Print Name:	George Kelly Martin
Title:	CEO

REEDY CREEK INVESTMENTS LLC

By:	/s/ Donald R. Parker
Print Name:	Donald R. Parker
Title:	Manager